Filed Pursuant to Rule 433

Registration Statement No. 333-231029

Schlumberger Investment SA

$900,000,000 2.650% Senior Notes due 2030

Pricing Term Sheet

June 17, 2020

Issuer:	Schlumberger Investment SA
Guarantor:	Schlumberger Limited
Title:	2.650% Senior Notes due 2030
Issue Format:	SEC registered
Guarantor Ratings (Moody’s/S&P)*:	A2 (Negative) / A (Negative)
Principal Amount:	$900,000,000
Coupon:	2.650%
Price to Public:	99.608%
Interest Payment Dates:	June 26 and December 26, beginning December 26, 2020
Trade Date:	June 17, 2020
Settlement Date:	June 26, 2020
Maturity Date:	June 26, 2030
Make-Whole Call:	T + 30 basis points
Par Call:	At any time on or after March 26, 2030
Benchmark Treasury:	UST 0.625% due May 15, 2030
Treasury Yield:	0.745%
Spread to Benchmark Treasury:	+195 basis points
Reoffer Yield:	2.695%
CUSIP:	806854 AJ4
ISIN:	US806854AJ48
Joint Book-Running Managers:

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

SG Americas Securities, LLC

BBVA Securities Inc.

BNP Paribas Securities Corp.

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Settlement and Sale of the Notes

The Issuer expects to deliver the Notes against payment for the Notes on or about June 26, 2020 which will be the seventh business day following June 17, 2020, the date of the pricing of the Notes. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade Notes on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, J.P. Morgan Securities LLC collect at 1-212-834-4533 and SG Americas Securities, LLC toll-free at 1-855-881-2108.